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                                                                    Exhibit 4.3


                        AMENDMENT NO. 3 TO NOTE AGREEMENT

          THIS AMENDMENT NO. 3 TO NOTE AGREEMENT is entered into as of March 30, 1993, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and WILLCOX & GIBBS, INC. (the "Company").


                                   WITNESSETH:

          WHEREAS, the parties hereto have executed and delivered that certain Note Agreement, dated as of April 2, 1991 (as amended by agreements dated March 25, 1992 and November 11, 1992, the "Note Agreement");

          WHEREAS, Prudential is the holder of 100% of the Notes issued under the Note Agreement; and

          WHEREAS, the Company has requested that certain terms of the Note Agreement be amended to the effect and as set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. AMENDMENT OF PARAGRAPH 6A(2) OF THE NOTE AGREEMENT. Paragraph 6A(2) of the Note Agreement is hereby amended and restated as follows:

               "6A(2). INTEREST COVERAGE RATIO. The Interest Coverage Ratio, calculated as of the last day of any fiscal quarter of the Company ending in any of the periods specified in the table below to be less than the ratio set forth in such table opposite such period:

                         PERIOD                                RATIO

           July 1, 1992 through and including               1.90 to 1.00
           June 30, 1993

           July 1, 1993 through and including               2.00 to 1.00
           September 30, 1993

           October 1, 1993 through and including            2.25 to 1.00
           December 31, 1993

           January 1, 1994 and thereafter                   2.50 to 1.00

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          2.   AMENDMENT OF PARAGRAPH 6A(3) OF THE NOTE AGREEMENT.  Paragraph
6A(3) of the Note Agreement is hereby amended and restated as follows:

               "6A(3). FUNDED DEBT RATIO. (i) Consolidated Senior Funded Debt to exceed 43% of Consolidated Tangible Gross Worth or (ii) Consolidated Funded Debt to exceed (a) 71% of Consolidated Tangible Gross Worth at any time for the period from the Closing Date through and including September 30, 1992, (b) 72% of Consolidated Tangible Gross Worth at any time for the period from and after September 30, 1992 through and including June 30, 1993 and (c) 71% of Consolidated Tangible Gross Worth at any time after June 30, 1993."

          3. AMENDMENT OF PARAGRAPH 10B OF THE NOTE AGREEMENT. The definition of "Interest Coverage Ratio" in paragraph 10B of the Note Agreement is hereby amended and restated as follows:

               "'INTEREST COVERAGE RATIO' shall mean, as at any date of determination thereof, the ration of Consolidated Net Income Available for Fixed Charges for the four consecutive fiscal quarters of the Company immediately preceding the determination date to Consolidated Interest Expense for the same period, PROVIDED, HOWEVER, that:

          (i) there shall be added to Consolidated Net Income Available for Fixed Charges for the four consecutive fiscal quarters ended on September 30, 1992 (a) the amount of losses booked in the fourth quarter of 1991 from the Underperforming Operations which amount shall not exceed, in the aggregate, $1,545,000, and (b) the amount of reserves booked in the fourth quarter of 1991 relating principally to the disposition of the Underperforming Operations which amount shall not exceed, in the aggregate, $6,508,000, and

          (ii) there shall be added to Consolidated Net Income for Fixed Charges for the fiscal quarter ended on December 31, 1992 (and, consequently, to each period of four consecutive fiscal quarters that includes the fiscal quarter ended on December 31, 1992) (a) the amount of additional losses incurred in connection with the operations and disposition of the Underperforming Operations which amount shall not exceed, in the aggregate, $5,586,000 and (b) non-recurring transaction costs incurred in connection with the transactions contemplated by the Purchase Agreement dated as of April 22, 1992 among the Company, Compagnie de Distribution de Materiel Electrique, International Technical Distributors, Inc. and Southern Electric Supply Company, Inc. which amounts shall not exceed, in the aggregate, $15,344,000."

          4. EFFECTIVE DATE Paragraphs 1, 2 and 3 hereof, inclusive, shall become effective on December 31, 1992 (the "effective date"), subject to receipt by Prudential of an Officer's Certificate of the Company certifying that, after giving effect to this Agreement and any

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other amendments or waivers delivered under other Debt agreements of the Company and its Subsidiaries, no Default, Event of Default or default under any other Debt agreement of the Company or any of its Subsidiaries would exist on the effective date, together with copies of such waivers or amendments under other Debt agreements of the Company and its Subsidiaries.

          5.   MISCELLANEOUS.

               (a) Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Note Agreement.

               (b) On and after the effective date of this Agreement, each reference in the Note Agreement, the Notes and other related agreements shall mean and be a reference to the Note Agreement as amended by this Agreement and any prior amendments.

               (c) The Note Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

               (d) This Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Agreement.

               (e) In consideration of Prudential's preparation and delivery of this Agreement, the Company shall pay, on or before April 1, 1993, a fee of $62,500 to Prudential by wire transfer of immediately available funds to Prudential's Account No. 050-54-526 at Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, New York (ABA No. 021-000-238) with the following reference included: "Security No. 969207A #6; Fee Income". The parties hereto agree that failure to pay such fee shall constitute an Event of Default under paragraph 7A(vi) of the Note Agreement if not cured within the period set forth therein.


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          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands below as of the day and year first above written.

                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                   By:_________________________________________
                                   Title:  Second Vice President

                                   WILLCOX & GIBBS, INC.
                                   By:_________________________________________
                                   Title:

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